Exhibit 99.j


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 1, 2006, except for Note 9, as to which the date is April 28, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of FAM Value Fund and FAM Equity-Income Fund, each a series of Fenimore Asset Management Trust (the "Funds"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

New York, New York
April 28, 2006